Michael Matte Joins Board of Directors of Quepasa Corporation

SCOTTSDALE, AZ, July 24 -- Quepasa Corporation (OTC Bulletin Board: QPSA - News) announced today that Michael Matte has joined Quepasa Corporation's Board of Directors. Mr. Matte is an independent director and will chair the Board's Audit Committee.

Mr. Matte most recently served as Chief Financial Officer of Cyberguard Corporation from 2001 to 2006. From 1981 to 1992, he was employed by Price Waterhouse as a Senior Audit Manager. From 1992 to 1998, he served as Chief Financial Officer for InTime Systems International, and from 1998 to 2001, he served as Chief Financial Officer for AmeriJet International. Mr. Matte is a Certified Public Accountant and holds a B.S. in Accounting from Florida State University.

"Michael Matte is a seasoned and disciplined financial executive," said Robert B. Stearns, Chairman and Chief Executive Officer of Quepasa Corporation. "He will make immediate and important contributions to the governance of our fast growing enterprise."

About Quepasa Corporation

Quepasa.com is the largest and longest-established, bicultural, Hispanic online community. The Company is a leading provider of products and services to millions of Hispanic and Latino users throughout the U.S. and certain areas of Latin America. Headquartered in Scottsdale, Arizona, Quepasa maintains operations in the U.S. and Mexico.

For more information, visit http://www.quepasa.com/

Quepasa.com, Quepasa, and the Quepasa.com logo are registered trademarks of Quepasa.com Inc. and/or its affiliates in the United States and certain other countries.

Contact:

Quepasa Corporation

Executive Vice President and

Chief Financial Officer

Charles B. Mathews, 480-348-2665